Exhibit 99.1

Amazing Energy Oil & Gas Co. Enters Into a Share Exchange Agreement for 100% of Jilpetco Inc. and Finishes Drilling the WWJD #15 Well

Amarillo, Texas (Business Wire) Amazing Energy Oil and Gas Co. (OTCQX: AMAZ) The Board of Directors of Amazing Energy Oil and Gas Co. have given their approval for the purchase of Jilpetco, Inc. (Jilpetco).  Jilpetco has been in business for nearly 13 years and is a bonded operator with the Texas Railroad Commission and Oklahoma Corporation Commission.  Jilpetco provides oilfield services and currently operates all of Amazing Energy's oil and gas production in Pecos County, Texas.

The agreement is contingent upon Jilpetco furnishing fully audited SEC financials as may be required by the U.S. Securities and Exchange Commission in accordance with such transaction.  The Board of Directors has agreed to trade 500,000 shares of Amazing Energy Oil and Gas Co. common stock for 100% ownership of Jilpetco.  It is anticipated that the transaction will be completed before December 31, 2015.

"This is a great combination," stated Jed Miesner, CEO of Amazing Energy. "This helps Amazing Energy become a vertically integrated exploration and production company which gives the Company greater cost control of operations. It is expected that this transaction will add to the Company's overall profit margins. We expect to see immediate benefits from this transaction, along with the longer term benefits of having our own operating company."

Mr. Miesner also stated, "The WWJD #15 well was spudded on July 28, 2015 and reached a total depth of 1999 on August 4, 2015. We plan to complete and frac this well along with the previously drilled WWJD #8 well before the end of this month."

Cautionary Statement: Statement of future events or conditions in this release are forward-looking statements. Actual future results, including project plans and schedule and resource recoveries could differ materially due to changes in market condition affecting the oil and gas industry or long term oil and gas price levels; political or regulatory developments; reservoir performance; the outcome of future exploration and development efforts; technical or operating factors; the outcome of future commercial negotiations, and other factors.

Contact: Stephen Salgado
Amazing Energy Oil and Gas Co.
Telephone: (855) 448-1922
E-mail:  stephen@amazingenergy.com
Website: www.amazingenergy.com